Exhibit 99.1

Northern Tier Energy Announces Sale of its General Partner by ACON Investments and TPG

RIDGEFIELD, Conn., November 12, 2013 /PRNewswire/ — Northern Tier Energy LP (NYSE: NTI) (“Northern Tier Energy” or the “Company”) today announced that its private equity sponsors, ACON Investments, L.L.C. (“ACON”) and TPG, have entered into a definitive agreement to sell all of their interests in Northern Tier Energy, including those of the general partner, to Western Refining, Inc. (NYSE: WNR) (“Western Refining”) for total consideration of $775 million plus the distribution on the common units acquired with respect to the quarter ended September 30, 2013. As a result of this transaction, Western Refining now owns 100% of the general partner and 35,622,500 common units, or 38.7%, of Northern Tier Energy. The balance of the limited partner units will remain publicly traded. The transaction was signed and closed on November 12, 2013.

Hank Kuchta, Chief Executive Officer and President of Northern Tier Energy, said, “We are excited to welcome Western Refining as a new strategic partner and investor that is committed, as much as we are, to Northern Tier Energy’s long-term success. We thank ACON and TPG for their support over the past three years and we now look forward to working together with the Western Refining team to maximize value for all of our stakeholders.”

Jeff Stevens, Chief Executive Officer and President of Western Refining, said, “This investment further enhances our strategic goal of expanding our refining presence in areas with direct pipeline access to cost-advantaged crude oil resources. By adding these strategically aligned assets to our business portfolio, this transaction adds scale to our business and diversifies our operations by adding a new geographic region to our refining platform. Northern Tier Energy’s St. Paul Park refinery is a very successful refinery with pipeline access to cost-advantaged crude oil and refined product regions that historically have generated strong product margins. The combined strength and scale of the two organizations will provide future growth opportunities for both companies over the long-term.”

Vinson & Elkins LLP served as legal counsel and Barclays and J.P. Morgan Securities LLC served as co-financial advisors to ACON and TPG in the transaction.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 92,500 barrels per stream day refinery located in St. Paul Park, Minnesota that was acquired from Marathon Oil Corporation in December 2010 by ACON and TPG. Northern Tier Energy also operates 163 convenience stores and supports 74 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy completed its initial public offering as a variable-rate Master Limited Partnership in July 2012. Northern Tier Energy is headquartered in Ridgefield, Connecticut. For more information visit www.ntenergy.com.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The Wholesale segment includes a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia. The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 65 percent of the limited partner interest of Western Refining Logistics Partners, LP (NYSE: WNRL) which owns and operates logistics assets related to the terminalling, transportation, and storage of crude oil and refined products.

More information about Western Refining is available at www.wnr.com.

About ACON Investments

ACON Investments is a Washington, D.C. based private equity firm with additional offices in Los Angeles, Mexico City, Sao Paulo and Bogota. Founded in 1996, ACON manages private equity funds with investments in the United States, Europe and Latin America. ACON has been a longtime energy investor, with experience in upstream and midstream oil and gas as well as investments in power infrastructure and energy services, including Mariner Energy, Chroma Oil & Gas, Milagro Exploration, Saga Resource Partners, SAE Towers, Sequitur Energy Resources, Pro Energy, Signal International, Tropigas, and Vetra Energia. For more information visit www.aconinvestments.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with $55.3 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG’s select current and prior energy investments by sector include oil and gas (Belden & Blake Corporation, Chesapeake Energy, Denbury Resources, Maverick American Natural Gas, MI Energy, Petro Harvester Oil and Gas), midstream and oil field services (Copano Energy, Valerus Compression Services), downstream (Northern Tier Energy), coal and power (Alinta Energy, Energy Future Holdings, Delta Dunia, Texas Genco), chemicals (Kraton Performance Polymers, Nexeo Solutions) and cleantech (Alphabet Energy, Amyris, Beta Renewables, China Renewable Energy, Elevance Renewable Sciences, Greenko). For more information visit www.tpg.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier Energy’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

Institutional Investor and Analyst Contact:

Maria Testani

Phone: (203) 244-6498

Email: maria.testani@ntenergy.com

Individual Investor Contact:

Alpha IR Group

Phone: (203) 244-6544

Email: NTI@alpha-IR.com

Media Contact:

Christine Carnicelli

Phone: (203) 244-6541

Email: Christine.carnicelli@ntenergy.com